Veramark Reports Second Quarter 2009 Results

PITTSFORD, NY -- (Marketwire - August 10, 2009) - Veramark Technologies, Inc. (OTCBB: VERA), a leading provider of Telecom Expense Management (TEM) solutions, today announced its 2009 second-quarter financial results. Net revenues of $2,479,000 for the quarter ended June 30, 2009 decreased 2% from net revenues of $2,538,000 for the same quarter of 2008, and net revenues of $5,002,000 for the six months ended June 30, 2009 decreased 4% from net revenues of $5,210,000 for the first six months of 2008. Veramark's reported net loss for the second quarter of 2009 of $542,000, or $0.05 per share, increased from a net loss of $260,000, or $0.03 per share, for the same quarter last year. The net loss of $722,000, or $0.07 per share, for the six months ended June 30, 2009 compared with a net loss of $454,000, or $0.05 per share for the six months ended June 30 2008.

"The investments we are making in our sales and services capabilities are essential to our future competitiveness," said Tony Mazzullo, Veramark's President and Chief Executive Officer. "We are beginning to see results of those efforts as revenues generated from TEM and BPO managed service contracts increased 41% and 17%, respectively for the three and six months ended June 30, 2009, as compared with the same periods a year ago."

"The economic environment remains weak and we continue to see a decline in call accounting sales due to the downturn in the telephony equipment market," added Mazzullo. "We remain committed to our strategic investments that position our products, services, and people to deliver substantial additional value over the long term. With our current cash position, projected future cash flows, absence of debt, and a committed credit line, we believe that Veramark is positioned to achieve our long term goals."

Veramark will conduct a teleconference, hosted by Mr. Mazzullo, to discuss the 2009 second quarter results on Tuesday, August 11, 2009, 11:00 AM Eastern Time. To access the conference call, dial 800-931-6427.

About Veramark Technologies, Inc.

Veramark is a leading provider of communications management solutions that help organizations gain visibility into their communications networks and reduce expenses associated with their voice, data, and wireless services and infrastructure. Veramark solutions, which include software and services for Telecom Expense Management (TEM) and Business Process Outsourcing (BPO), provide business intelligence for managing complex unified communications networks on a global scale. For more information, visit www.veramark.com.

                        VERAMARK TECHNOLOGIES, INC.
                  CONDENSED STATEMENT OF OPERATIONS DATA
                                (Unaudited)

                           Second Quarter Ended
                              June 30, 2009

                                                     2009            2008
                                            --------------  --------------
Sales                                       $    2,479,390  $    2,538,283
                                            ==============  ==============
Loss Before Taxes                                 (541,932)       (259,709)
Income Taxes                                             -               -
                                            --------------  --------------
Net Loss                                    $     (541,932) $     (259,709)
                                            ==============  ==============
Net Loss Per Diluted Share                  $        (0.05) $        (0.03)
                                            ==============  ==============
Diluted Weighted Average
 Number of Shares Outstanding                    9,869,026       9,504,989
                                            ==============  ==============

                             Six Months Ended
                              June 30, 2009

                                                     2009            2008
                                            --------------  --------------
Sales                                       $    5,002,069  $    5,209,929
                                            ==============  ==============
Loss Before Taxes                                 (722,051)       (453,836)
Income Taxes                                             -               -
                                            --------------  --------------
Net Loss                                    $     (722,051) $     (453,836)
                                            ==============  ==============
Net Loss Per Diluted Share                  $        (0.07) $        (0.05)
                                            ==============  ==============
Diluted Weighted Average
 Number of Shares Outstanding                    9,826,878       9,425,951
                                            ==============  ==============

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

Media Contact:
Tony Mazzullo
President and CEO
Veramark Technologies, Inc.
(585) 381-6000
tmazzullo@veramark.com